Exhibit 10-9

AMENDMENT NO. 1
to the
ANNUAL EXECUTIVE INCENTIVE PLAN
of
ENERGY EAST CORPORATION

          The Annual Executive Incentive Plan (the "Plan") of Energy East Corporation is hereby amended as follows, effective as of January 1, 2001:

1.          The fifth sentence of the first paragraph of Article IV is hereby amended to read as follows: Other Participants shall be grouped at the discretion of the Chairman into Groups II through VIII .

2.          The table of Threshold Incentive Level Percentages and Maximum Incentive Level Percentages by Group set forth in Article VII of the Plan is hereby amended by adding at the end of the table Group VIII with a Threshold Incentive Level Percentage of 10% and a Maximum Incentive Level Percentage of 20%.